Exhibit 10.1

As of January 28, 2009

James J. Peterson

Re:	Amendment of Restricted Stock Award Agreements

Dear Jim:

Reference is made to those certain Restricted Stock Award Agreements between you and Microsemi Corporation, a Delaware corporation (the “Company”), dated as of October 1, 2007 and September 29, 2008 (the “Agreements”), pursuant to which the Company granted you restricted stock awards (the “2007 Award” and the “2008 Award,” respectively).

As you know, the 2007 Award is scheduled to become vested in two remaining annual installments and the 2008 Award is scheduled to become vested in three annual installments. The purpose of this letter agreement is to (1) amend the 2007 Award to postpone each of the remaining scheduled vesting dates for one year so that the installments currently scheduled to vest on October 1, 2009 and October 1, 2010 will now vest on October 1, 2010 and October 1, 2011, respectively, and (2) amend the 2008 Award to postpone each of the remaining scheduled vesting dates for one year so that the installments currently scheduled to vest on September 29, 2009, September 29, 2010 and September 29, 2011 will now vest on September 29, 2010, September 29, 2011 and September 29, 2012, respectively.

By executing this letter agreement below, you and the Company agree to the modified vesting terms of your 2007 Award and your 2008 Award as set forth above.

This letter agreement amends the Agreements as to such modified vesting terms but does not modify any other terms of the Agreements.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ John M. Holtrust
on behalf of
Microsemi Corporation

Acknowledged and Agreed:

By:	/s/ James J. Peterson
James J. Peterson